Exhibit 99.1

Corporate Contacts:

Seizo Masuda

Takeda Pharmaceutical Company Limited

Corporate Communications Dept. (PR/IR)

+81-3-3278-2037

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

+1-650-812-8861

TAKEDA AND AFFYMAX PROVIDE UPDATE ON PEGINESATIDE COMMERCIALIZATION RIGHTS IN JAPAN

Osaka, Japan, December 16, 2011 and Palo Alto, Ca., December 15, 2011, —  Takeda Pharmaceutical Company Limited (TSE: 4502) and Affymax, Inc. (Nasdaq: AFFY) today announced that Takeda has decided not to commercialize peginesatide in Japan.  Peginesatide is an investigational therapy for use in the treatment of patients with anemia due to chronic kidney disease (CKD). Takeda and Affymax will explore other options for the commercialization rights for this product in the Japanese market, including potentially licensing it out to a third party.

Takeda had been reviewing the business opportunity for peginesatide in Japan in view of its product portfolio and also further concentration into its core therapeutic areas and reached the conclusion that commercialization in the territory is not strategically optimal.  Takeda and Affymax will continue closely collaborating in the development and commercialization of peginesatide outside Japan, including preparing for potential U.S. approval and launch and regulatory filing in Europe.

In Japan, the majority of phase 2 and phase 3 clinical trials are completed, and the findings to date suggest that peginesatide can become a promising treatment option for Japanese renal anemia patients.  Accordingly, the companies are pursuing options that will take the program forward with a regulatory submission and commercialization in Japan.

Takeda and Affymax entered into two agreements signed in 2006 for development and commercialization of peginesatide, one for Japan and another for the rest of the world.  In the U.S., a New Drug Application of peginesatide is under FDA review with a scheduled action date of March 27, 2012.  In the European Union, Takeda expects to submit a Marketing Authorization Application during the first quarter of calendar year 2012.

About Peginesatide

Peginesatide is a synthetic PEGylated peptidic compound that binds to and stimulates the erythropoietin receptor and thus acts as an ESA.  The peginesatide Phase 3 clinical program was the largest to support the new drug application of an ESA in the treatment of anemia in CKD and the first to prospectively evaluate the cardiovascular safety of an ESA via an analysis of independently adjudicated cardiovascular events.  The compound was discovered by Affymax and is being co-developed by Affymax and Takeda.  If approved, peginesatide may be the first once-monthly product for anemia in CKD for dialysis patients available in the United States.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the timing and potential for FDA approval of peginesatide following the ODAC recommendation, continuation and success of Affymax’s collaboration with Takeda, timing for identification of a collaborative partner in Japan, if any, milestones expected to be accomplished, timing, design and progress of the peginesatide development program and the timing and potential regulatory filing of the MAA and commercialization of peginesatide in Europe. Affymax’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the approvability of the New Drug Application (NDA) filing, risks relating to regulatory requirements and approvals, including pre-or post-marketing studies and Risk Evaluation and Mitigation Strategy (REMS), in particular the FDA’s interpretation of the ODAC recommendations and its interpretation and review of the data in the NDA including issues related to the subgroup analyses in non-dialysis, study design, the completeness of the NDA, including data quality and integrity in our non-inferiority designed trials, the continued safety and efficacy of peginesatide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, research and development efforts, industry and competitive environment, potential delays or additional studies that may be required by the FDA or other regulatory authorities, financing requirements and our ability to access capital and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Affymax undertakes no obligation to update any forward-looking statement in this press release.

About Takeda Pharmaceutical Company Limited

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to strive towards better health for patients worldwide through leading innovation in medicine. Additional information about Takeda is available through its corporate website, www.takeda.com.

This press release contains forward-looking statements. Forward-looking statements include statements regarding Takeda’s plans, outlook, strategies, results for the future, and other statements that are not descriptions of historical facts. Forward-looking statements may be identified by the use of forward-looking words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “should,” “anticipate,” “plan,” “assume,” “continue,” “seek,” “pro forma,” “potential,” “target,” “forecast,” “guidance,” “outlook” or “intend” or other similar words or expressions of the negative thereof. Forward-looking statements are based on estimates and assumptions made by management that are believed to be reasonable, though they are inherently uncertain and difficult to predict. Investors are cautioned not to unduly rely on such forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Some of these risks and uncertainties include, but are not limited to, (1) the economic circumstances surrounding Takeda’s business, including general economic conditions in Japan, the United States and worldwide; (2) competitive pressures and developments; (3) applicable laws and regulations; (4) the success or failure of product development programs; (5) actions of regulatory authorities and the timing thereof; (6) changes in exchange rates; (7) claims or concerns regarding the safety or efficacy of marketed products or product candidates in development; and (8) integration activities with acquired companies.

The forward-looking statements contained in this press release speak only as of the date of this press release, and Takeda undertakes no obligation to revise or update any forward-looking statements to reflect new information, future events or circumstances after the date of the forward-looking statement. If Takeda does update or correct one or more of these statements, investors and others should not conclude that Takeda will make additional updates or corrections.

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